As filed with the Securities and Exchange Commission on August 10, 2005
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eFUNDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	39-1506286
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
Gainey Center II, 8501 N. Scottsdale Rd, Ste 300, Scottsdale, Arizona 85253
(Address of principal executive offices)                    (Zip Code)
eFUNDS CORPORATION 2005 SPECIAL SUPPLEMENTAL
EMPLOYMENT INDUCEMENT AWARD PLAN
(Full title of the plan)

Paul F. Walsh	Copy to:
Chairman and Chief Executive Officer	Robert A. Rosenbaum, Esq.
eFunds Corporation	Dorsey & Whitney LLP
Gainey Center II	50 South Sixth Street, Ste 1500
8501 N. Scottsdale Rd, Ste 300	Minneapolis, Minnesota 55402-1498
Scottsdale, Arizona 85253	(612) 340-5681
(480) 629-7700
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per obligation(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $.01 per share	37,500	$19.11	$716,625	$84.35

(1) This amount represents Registrant’s shares of common stock issuable under the restricted stock units granted under the Registrant’s 2005 Special Supplemental Employment Inducement Award Plan. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2) This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. Payment by the holder is not required for conversion of restricted stock units into shares of the Registrant’s common stock. For the 37,500 shares of Common Stock available for future grants under the Plan, the Proposed Maximum Offering Price Per Share is $19.11, based on the average of the high ($19.31) and low ($18.91) prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 5, 2005.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents that we have filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:
1.	Annual Report on Form 10-K for the year ended December 31, 2004;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

3.	Our Current Reports on Form 8-K filed on January 14, 2005, February 23, 2005 (solely with respect to Items 1.01), March 28, 2005, April 4, 2005, May 6, 2005, May 26, 2005, June 14, 2005, July 1, 2005 and August 3, 2005; and

4.	The description of our common stock contained in our registration statement on Form 8-A12G (Commission File No. 000-30791) and any amendment or report filed for the purpose of updating the description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
     As permitted by the DGCL, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. As permitted by the DGCL, our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of the director’s fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

4.1	eFunds Corporation 2005 Special Supplemental Employment Inducement Plan.

4.2	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on May 15, 2000 (“Amendment No. 1”)).

4.3	Form of Rights Agreement by and between eFunds and Rights Agent (incorporated by reference to Exhibit 4.2 to Amendment No. 1).

4.4	Certificate of Designations of Series A Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to the eFunds’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

4.5	Shareholder Agreement, dated as of November 19, 2003, by and between eFunds and MasterCard International Incorporated (incorporated by reference to Exhibit 4.4 to eFunds’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.6	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000).

4.7	Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 8, 2005.

eFUNDS CORPORATION
/s/ George W. Gresham
George W. Gresham
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 8, 2005.

Signature	Title

* Paul F. Walsh	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ George W. Gresham George W. Gresham	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
* Richard J. Almeida	Director
* John J. (Jack) Boyle III	Director
* Janet M. Clarke	Director
* Richard J. Lehmann	Director
* Robert C. Nakasone	Director
* Sheila A. Penrose	Director
Hatim A. Tyabji	Director
* By /s/ Steven F. Coleman Steven F. Coleman, Attorney-in-Fact

EXHIBIT INDEX
     The following exhibits are filed as a part of or are incorporated in this Registration Statement by reference:

Exhibit Number	Description	Method of Filing
4.1	eFunds Corporation 2005 Special Supplemental Employment Inducement Plan	Filed herewith
4.2	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on May 15, 2000 (“Amendment No. 1”))	*
4.3	Form of Rights Agreement by and between the eFunds and Rights Agent (incorporated by reference to Exhibit 4.2 to Amendment No. 1)	*
4.4	Certificate of Designations of Series A Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to eFunds’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)	*
4.5	Shareholder Agreement, dated as of November 19, 2003, by and between eFunds and MasterCard International Incorporated (incorporated by reference to Exhibit 4.4 to the eFunds’s Annual Report on Form 10-K for the year ended December 31, 2003)	*
4.6	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000.)	*
4.7	Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by eFunds with the Securities and Exchange Commission on April 4, 2000.)	*
5.1	Opinion of Dorsey & Whitney LLP	Filed herewith
23.1	Consent of KPMG LLP	Filed herewith
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement)	Filed herewith
24.1	Power of Attorney	Filed herewith
*Incorporated by reference